Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2019 Equity Incentive Plan and 2024 Equity Incentive Plan of Palvella Therapeutics, Inc. of our report dated August 9, 2024, with respect to the consolidated financial statements of Palvella Therapeutics, Inc. incorporated by reference in the Form 8-K of Palvella Therapeutics, Inc., filed with the Securities and Exchange Commission on December 16, 2024.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 18, 2025